UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 24, 2006

3COM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12867	94-2605794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Campus Drive Marlborough, Massachusetts 01752
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 323-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On July 24, 2006 we entered into a Purchase and Sale Agreement to sell the land and three buildings we currently own in Santa Clara, California to SSC II, L.P. for net proceeds of approximately $16.1 million. We expect the closing to occur within 30 days subject to customary closing conditions. We have agreed to lease back one of the buildings through December 31, 2006.

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectation to close the sale of our Santa Clara land and buildings within 30 days. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: our ability to timely complete the sale of our Santa Clara land and buildings based primarily on the risk of the buyer not closing during the due diligence period or other closing conditions; and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s annual report filed with the SEC on Form 10-K for the year ended June 3, 2005. 3Com Corporation assumes no obligation to update any forward-looking information contained in this Current Report on Form 8-K or with respect to the announcements described herein.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description

10.1	Purchase and Sale Agreement made as of July 24, 2006 by and between 3Com Corporation and SSC II, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION

Date: July 26, 2006	By:	/s/ NEAL D. GOLDMAN
Neal D. Goldman Senior Vice President Management Services, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase and Sale Agreement made as of July 24, 2006 by and between 3Com Corporation and SSC II, L.P.